Exhibit 4.1
WEATHERFORD INTERNATIONAL PUBLIC LIMITED COMPANY
DESCRIPTION OF SECURITIES

The following description of the ordinary shares of Weatherford International plc (the “Ordinary Shares”) is a summary. The complete text of our Amended and Restated Memorandum and Articles of Association (the “Articles”), which sets forth further detail as to the rights of holders of our Ordinary Shares, have been filed as exhibits to our periodic reports filed with the SEC, and each are incorporated by reference as exhibits to this registration statement.

Authorized Share Capital

Our authorized share capital is $1,356,000 divided into 1,356,000,000 Ordinary Shares of $0.001 each.

Voting Rights

Each holder of our Ordinary Shares is entitled to one vote for each Ordinary Share registered in his or her name in the register of members (shareholders). A person must be entered on the register by the record date specified for a general meeting in order to vote, and any change to an entry on the register after such record date shall be disregarded in determining the right of any person to attend and vote at the meeting.

Every holder of our Ordinary Shares entitled to attend, speak and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting.

General Meetings

We are required to hold an annual general meeting (“Annual General Meeting”) in each calendar year at intervals of no more than 15 months from our previous Annual General Meeting and no more than nine months after our fiscal year-end. There is no legal requirement to hold general meetings in Ireland, except that where a general meeting of shareholders is held outside Ireland, the Company has a duty to make arrangements for shareholders of record to participate at the meeting by technological means without leaving Ireland. No business shall be transacted at any general meeting unless a quorum is present, which requires representation of more than 50% of the total voting rights attaching to our Ordinary Shares. Abstentions and broker non-votes are counted for the purposes of determining whether there is a quorum.

Director Elections

Directors may be appointed by our shareholders at the Annual General Meeting or at any extraordinary general meeting called for that purpose and by our Board in accordance with our Articles.

Each of our directors shall (unless his or her office is earlier vacated in accordance with our Articles) serve for a one-year term concluding on the later of (i) the Annual General Meeting after such director was last appointed or re-appointed and (y) the date his or her successor is elected and qualified.

Any director retiring at an Annual General Meeting will be eligible for re-appointment.

Each director shall be elected by a simple majority of the votes cast, in person or by proxy, at a general meeting of shareholders (referred to under Irish law as an ordinary resolution), provided that, if the number of director nominees exceeds the number of directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the directors shall be elected by a plurality of the votes cast, in person or represented by proxy, at such meeting and entitled to vote on the election of directors.

Under our Articles, in an uncontested election (where the number of director nominees does not exceed the number of directors to be elected), any nominee for election to the Board who is then serving as a director and who receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The Board (excluding the director who has so tendered his or her resignation) is then obliged to consider the resignation offer and decide whether to accept or reject the resignation, or whether other action should be taken.

Issuance of Ordinary Shares

We may allot (issue) Ordinary Shares subject to the maximum authorized share capital contained in our Articles. The authorized maximum may be increased or reduced by an ordinary resolution of shareholders. We may from time to time issue Ordinary Shares with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as determined by an ordinary resolution of the shareholders.

Under Irish law, our Board may issue new Ordinary Shares having the rights provided for in our Articles without shareholder approval once authorized to do so by the Articles or by an ordinary resolution adopted by the shareholders at a general meeting, subject at all times to the maximum authorized share capital. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. We have been authorized in our Articles to issue new Ordinary Shares without shareholder approval for a period of five years ending December 9, 2024, up to an aggregate nominal value of $170,000 (170,000,000 Ordinary Shares) as follows:

•up to $83,000 (83,000,000 Ordinary Shares), together with any Ordinary Shares authorized for allotment pursuant to the authority detailed in the bullet point immediately below relating to our bankruptcy that were not allotted (or otherwise counted for the purposes of that authority), which may be allotted as our directors see fit; and

•up to $87,000 (87,000,000 Ordinary Shares) for the purposes of allotting relevant securities contemplated in (i) the examiner’s scheme of arrangement under Part 10 of the Irish Companies Act approved by the Irish High Court on December 12, 2019 and (ii) the provisional liquidator’s scheme of arrangement in respect of Weatherford International Ltd. pursuant to the Companies Act 1981 of Bermuda.

Preemption Rights, Share Warrants and Options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders when shares are to be issued for cash. As permitted under Irish law, we opted-out of these preemption rights in our Articles adopted at the time of emergence from bankruptcy in respect of the 170,000,000 Ordinary Shares our directors were authorized to allot pursuant to the allotment authority referenced above. Irish law requires this opt-out to be renewed at least every five years by a qualified 75% majority of the votes cast, in person or by proxy, at a general meeting of our shareholders at which a quorum is present (referred to under Irish law as a special resolution). A special resolution of the shareholders is also required for any increase in the number of shares covered by the opt-out. If the opt-out is not renewed, shares to be issued for cash must be offered to our existing shareholders on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders.

Statutory preemption rights do not apply: (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to employee equity compensation plans.

Our Articles provide that, subject to the provisions contained therein relating to the allotment of new shares and the Irish Companies Act, our directors may allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders.

Dividends

Holders of Ordinary Shares are entitled to receive dividends which may be declared (i) at a general meeting of shareholders upon the recommendation of the Board or (ii) by the Board in such amount as appear to the directors to be justified by our profits, subject to applicable law.

Liquidation

Subject to the provisions of the Irish Companies Act as to preferential payments, upon winding up, our property shall be distributed among the members according to their rights and interests.

Listing

Our Ordinary Shares are currently trading on The Nasdaq Global Market under the ticker symbol “WFRD”.
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